Exhibit 10.3
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     THIS FIRST AMENDMENT (this “Amendment”) is entered into as of December 31, 2008 (the “Effective Date”), by and between CUMULUS MEDIA INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter the “Company”) and JOHN W. DICKEY, an individual resident of the State of Georgia (hereinafter the “Employee”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement (as defined below).
RECITALS
     WHEREAS, the Company and the Employee entered into an Employment Agreement dated January 1, 2001 (the “Agreement”); and
     WHEREAS, the Company and the Employee believe it is in their best interest to amend the Agreement in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     NOW, THEREFORE, the parties agree as follows:
AGREEMENT
1.	The following shall be added to the end of Section 2.2 of the Agreement:
In no event shall any bonus pursuant to this Section 2.2 be paid later than the fifteenth day of the third month after the end of the Company’s fiscal year to which the bonus relates.
2.	The following shall be added to the end of Section 3.1 of the Agreement:
Any payment or reimbursement by the Company pursuant to this Section 3.1 shall be subject to the Reimbursement Rules (as hereinafter defined).
3.	Section 5.1(b) of the Agreement shall be deleted in its entirety and replaced with the following:
(ii) Severance Payment. The Company shall pay the Employee an amount equal to one hundred percent (100%) of the annual Base Salary in effect at the time of termination. Any amount payable pursuant to this Section 5.1(b) shall be payable in four equal consecutive quarterly installments, in accordance with Section 8.10.

4.	Section 5.3(b) of the Agreement shall be deleted in its entirety and replaced with the following:
(b) Salary Continuation. The Company shall pay the Employee (or his legal representative or estate) an amount equal to one hundred percent (100%) of the Base Salary in effect on the date of termination. Any amount payable pursuant to this Section 5.3(b) shall be payable in four equal consecutive quarterly installments, in accordance with Section 8.10.
5.	The third sentence of Section 8.1 of the Agreement shall be deleted in its entirety and replaced with the following:
Except as otherwise provided in Sections 8.9 or 8.10, any lump-sum payments provided for in this Agreement shall be made in a cash payment, net or any required tax withholding, no later than the fifth business day following the Employee’s date of termination or other payment date.
6.	The following shall be added to the Agreement as Section 8.9:
8.9. REIMBURSEMENT RULES. The “Reimbursement Rules” means the requirement that any amount of expenses eligible for reimbursement under this Agreement be made (i) in accordance with the reimbursement payment date set forth in the applicable provision of this Agreement providing for the reimbursement or (ii) where the applicable provision does not provide for a reimbursement date, thirty (30) calendar days following the date on which the Employee incurs the expenses, but, in each case, no later than December 31 of the year following the year in which the Employee incurs the related expenses; provided, that in no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the Employee’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, all reimbursements relating to the Additional Delayed Payments (as hereinafter defined) shall be made on the Permissible Payment Date (as hereinafter defined).
7.	The following shall be added to the Agreement as Section 8.10:
8.10. SECTION 409A OF THE CODE.

(a) Notwithstanding any provisions of this Agreement to the contrary, if the Employee is a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to procedures adopted by the Company) at the time of his separation from service and if any portion of the payments or benefits to be received by the Employee upon separation from service would be considered deferred compensation under Section 409A of the Code, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Employee’s separation from service (the “Delayed Payments”) and benefits that would otherwise be provided pursuant to this Agreement (the “Delayed Benefits”) during the six-month period immediately following the Employee’s separation from service (such period, the “Delay Period”) shall instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of the Employee’s separation from service or (ii) Employee’s death (the applicable date, the “Permissible Payment Date”). The Company shall also reimburse the Employee for the after-tax cost incurred by the Employee in independently obtaining any Delayed Benefits (the “Additional Delayed Payments”).

(b) Each payment under this Agreement shall be considered a “separate payment” and not of a series of payments for purposes of Section 409A of the Code.

(c) Any Delayed Payments shall bear interest at the United States 5-year Treasury Rate plus 2%, which accumulated interest shall be paid to the Employee on the Permissible Payment Date.

(d) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A of the Code).
8.	The Agreement is hereby deemed to be further amended as necessary to conform it to the terms of this Amendment. All other provisions of the Agreement, except as specifically amended herein, remain in full force and effect and are incorporated herein.
9.	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signatures appear on following pages]

     IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the Effective Date.

CUMULUS MEDIA INC.
By:	/s/ Richard S. Denning
	Name:	Richard S. Denning
	Title:	Vice President

/s/ John W. Dickey
John W. Dickey